Exhibit 10.15

MASTER INTERCOMPANY FACILITY AGREEMENT

THIS AGREEMENT is made and effective as of August 1, 2025 (the “Effective Date”)

BETWEEN

(1)	RIPPLE LABS INC., a Delaware corporation and having its office at 600 Battery Street, San Francisco, CA 94111 (the “Lender”);

AND

(2)	PATHFINDER DIGITAL ASSETS LLC., a Delaware limited liability company and having its office at 600 Battery Street, San Francisco, CA 94111 (the “Borrower”)

(collectively known as the “Parties” and each a “Party”).

SECTION 1

RECITALS

Section 1.01  The Facility

The Borrower has requested, and the Lender has agreed to make available to the Borrower the revolving credit facility (the “Facility”) up to an aggregate principal limit of Seven Million United States Dollars (US$7,000,000) upon the terms and subject to the conditions hereinafter contained.

NOW IT IS HEREBY AGREED as follows:

SECTION 2

DEFINITIONS AND INTERPRETATIONS

Section 2.01  Definitions

In this Agreement except where the context otherwise requires the following words and expressions shall have the following meanings:

“Advance”	means the principal amount expressed in United States dollars of each borrowing made, or to be made, to the Borrower under the Facility or as the context may require, the principal amount for the time being and from time to time outstanding in respect of such a borrowing;

“Availability Period”	means subject to the terms and conditions herein contained, the period commencing on the First Expense Date, and ending on the earlier of (i) the one year anniversary of the BCA Signing Date, (ii) the BCA Closing Date, and (iii) the BCA Termination Date, unless terminated by either Party in accordance with the terms hereof;

“BCA Closing Date”	means the Closing Date, as defined in the Business Combination Agreement;

“BCA Signing Date”	means the date the Business Combination Agreement is fully executed;

“BCA Termination Date”	means the date of termination of the Business Combination Agreement, in accordance with its terms;

“Business Combination Agreement”	means that certain Business Combination Agreement, entered into by the Borrower, and a special purpose acquisition company (the “SPAC”), pursuant to which upon the consummation of the transactions contemplated thereby, the Borrower and the SPAC, and certain other parties thereto, will undergo a series of mergers with the result being the Borrower will be a publicly listed company;

“Drawdown Date”	means the date(s) to be selected by the Borrower being a date within the Availability Period which the relevant Advance is to be made;

“Event of Default”	means any of the events or circumstances described in Section 11;

“First Expense Date”	means the date the first expense was paid by Lender in respect of an expense of Borrower;

“Material Adverse Effect”	means a material adverse effect on (i) the business, assets, condition (financial or otherwise), operations, management or prospects of the Borrower, (ii) the ability of the Borrower to perform and comply with any of its obligations under or in connection with this Agreement or (iii) the validity, legality or enforceability of this Agreement or the rights, powers, remedies, authorities or discretions of the Lender under this Agreement;

“Tax”	means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

“United States Dollar” or “US$”	means the lawful currency of the United States of America; and

Section 2.02  References to Words

(1)	Any reference in this Agreement to:

the “Borrower”, the “Lender”, any “party” or any other person shall be construed so as to include its successors in title, personal representatives, permitted assigns and permitted transferees;

“Business Day” shall be construed to mean a day other than Saturday or Sunday on which banks are open for business in the Cayman Islands and United States;

“including” shall be construed as “including without limitation” (and cognate expressions shall be construed similarly);

“month” is a reference to a period starting on a day in a calendar month and ending on the numerically corresponding day in the next calendar month save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next Business Day, unless the day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the preceding Business Day Provided that, if a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month (and references to “months” shall be construed accordingly);

a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

“this Agreement” or any other agreement, instrument or document is a reference to this Agreement or that other agreement, instrument or document as from time to time amended, supplemented, novated, replaced, restated, extended or otherwise modified in any manner or respect whatsoever (however fundamental and whether or not more onerous) including any amendments, supplementals, novations, replacements, restatements, extensions and modifications relating to the grant or addition of any new facility or any change in the purpose, nature, structure or composition of, or any increase or reduction in the limit of, or any extension or restructuring of, any of the facilities made or to be made available);

a provision of law is a reference to that provision as amended or re-enacted from time to time; and

a time of day is a reference to Pacific Standard Time, unless otherwise specified herein.

(2)	Unless a contrary indication appears, a term used in any notice given under or in connection with this Agreement has the same meaning in that notice as in this Agreement.

(3)	Section, Clause and Schedule headings are for ease of reference only.

(4)	An Event of Default is “continuing” if it has not been remedied or waived.

Section 2.03  Third Party Rights

(1)	Unless expressly provided to the contrary in this Agreement, a person who is not a party to this Agreement has no right to enforce or to enjoy the benefit of any term of this Agreement.

(2)

Notwithstanding any term of this Agreement, the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of this Agreement.

SECTION 3

The Facility

Section 3.01  Grant of Facility

(1)	The Lender hereby grants to the Borrower a revolving credit facility of up to Seven Million United States Dollars (US$7,000,000) upon the terms and subject to the conditions hereof.

(2)

The Facility shall be available for one or more drawdowns by the Borrower during the Availability Period and is subject to suspension, reduction or cancellation in accordance with the provisions of this Agreement.

(3)

If at any time and for any reason, whether within or beyond the control of any Party to this Agreement, any Event of Default occurs, the Lender may give notice of such occurrence to the Borrower, whereupon the Lender may elect to cancel and terminate the Facility.

Section 3.02  Purpose

The Facility shall be applied by the Borrower towards funding its working capital purposes and any general funding requirements of the Borrower (including but not limited to that as required for investments and acquisitions).

SECTION 4

DRAWDOWN OF FACILITY

Section 4.01  Conditions for Drawdown

Upon the terms and subject to the conditions hereof, if:

(a)	the Advance is requested in any fiat currency other than US$, the Borrower agrees that it shall state the value thereof in US$ in a Drawdown Notice;

(b)	the Drawdown Date for such Advance is a Business Day falling on or before the expiry of the Availability Period;

(c)	no Advance shall be made which would cause the cumulative amount of all Advances to exceed the principal limit of the Facility;

(d)	no Event of Default has occurred or will occur as a result of such Advance being made; and

(e)	the representations set out in Section 9 are true and correct in all respects on the date of a Drawdown Notice and on the proposed Drawdown Date,

then the Lender shall make an Advance under the Facility to the Borrower in the amount and type of fiat currency so requested.

Section 4.02  Drawdown

(1)	The Lender shall on the relevant Drawdown Date disburse the Advance under the Facility pursuant to this Agreement to such bank account designated by the Borrower to the Lender.

(2)

The Parties agree that each Advance shall be properly documented and recorded in the table as per Schedule 1 and in Lender’s and Borrower’s accounting books and records. In the case of any discrepancy in information between Schedule 1 and accounting records of Lender and Borrower, the accounting records of Lender shall control absent manifest error.

(3)

If the Advance is made by transfer of fiat currency (other than US$), the market value of US$ shall be based on the prevailing US$ spot exchange rate as published on https://www.oanda.com/ at the time and on the date of transfer.

SECTION 5

INTEREST

Section 5.01  Interest

The Parties agree that a rate of 3.81% interest shall be chargeable and payable by the Borrower to the Lender on outstanding amounts borrowed under the Facility. With respect to a given borrowing, interest shall be calculated for the actual number of days elapsed on the basis of a 360-day year, including the first date of the applicable period to, but not including, the date of repayment.

SECTION 6

REPAYMENT

Section 6.01  Repayment

(1)

In consideration of the Lender agreeing at the request of the Borrower to grant and make available and continuing to grant and make available the Facility to the Borrower, the Borrower hereby agrees, covenants and undertakes that notwithstanding anything herein contained in this Agreement, the Borrower shall repay the outstanding amounts of the Facility in whole or in part to the Lender on the earlier of (i) within five (5) Business Day’s notice of demand by the Lender, (ii) within five (5) Business Days after the BCA Closing Date, and (iii) within five (5) Business Days after the BCA Termination Date.

(2)

Any repayment of the Facility by the Borrower to the Lender, shall be in any fiat currency by way of transfer by Borrower to the bank account designated by the Lender in writing to the Borrower for receipt of such repayment. Notwithstanding this, the Lender agrees that it shall state in the aforementioned notice the value of any repayment amounts in US$.

Section 6.02  Prepayment

(1)	The Borrower may prepay any amounts outstanding under the Facility in whole or any part, which will be applied towards prepayment of the Facility.

(2)

Any prepayment of the Facility by the Borrower to the Lender, shall be in any fiat currency as agreed between the Parties, by way of transfer by the Borrower to the bank account designated by the Lender in writing to the Borrower for receipt of such prepayment.

Section 6.03  Automatic Cancellation

At the close of business in New York on the last day of the Availability Period, the unutilised amount of the Facility shall be automatically cancelled.

Section 6.04  Miscellaneous

(1)	Unless a contrary indication appears in this Agreement, any part of the Facility which is repaid or prepaid may be reborrowed in accordance with the terms of this Agreement.

(2)	The provisions of Section 4.02(3) shall apply mutatis mutandis to any repayments and/or prepayments under this Section 6.

(3)

The Parties agree that each repayment and/or prepayment under this Section 6 shall be properly documented and recorded in the table as per Schedule 1 and in Lender’s and Borrower’s accounting books and records. In the case of any discrepancy in information between Schedule 1 and accounting records of Lender and Borrower, Lender’s accounting records shall control absent manifest error.

SECTION 7

TERMINATION

Section 7.01  Termination by Agreement

The Parties may at any time terminate this Agreement upon written agreement in which case the Borrower shall pay and repay the Facility and all sums due and/or are otherwise payable in respect of the Facility in full.

SECTION 8

PAYMENTS

Section 8.01  Time and Place of Payments

(1)

Any payments in fiat currencies to be made by the Borrower pursuant to the Facility shall be made during banking hours on a Business Day for value on the due date at the time and in such funds as agreed between the Parties.

(2)

Any payment in fiat currency which is due to be made under this Agreement on a day which is not a Business Day shall be made on the next succeeding Business Day or if that Business Day falls in the following month of the year, then on the preceding Business Day.

Section 8.02  Payment not to be Deducted or Withheld

(1)

All payments by the Borrower under this Agreement, whether in respect of principal, fee or any other item shall be made in full, free of any restrictions or conditions, without any deduction or withholding, unless the Borrower is required by law to make a deduction or withholding.

(2)

Without prejudice to Section 8.02(1), if the Lender is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under this Agreement (including any sum deemed for purposes of Tax to be received or receivable by the Lender whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against the Lender, the Borrower shall on demand by the Lender, indemnify the Lender against any loss, liability, cost or expense which may be suffered or incurred by the Lender as a result of such payment or liability, together with any penalties, costs and expenses payable or incurred in connection therewith.

SECTION 9

REPRESENTATIONS AND WARRANTIES

Section 9.01  Representations and Warranties of each Party

(1)	Each Party to this Agreement severally warrants and represents to the other Party that, as at the Effective Date of this Agreement:

(a)	Status

It is duly incorporated, validly existing and in good standing (as applicable) under the laws of its country of incorporation.

(b)	Power and authority

It has the legal right and full power and authority to enter into and perform this Agreement, which when executed, will constitute legal, valid and binding obligations on it, enforceable against the Party in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights generally and by equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

(c)	Non-conflict with other obligations

The execution and delivery of, and the performance by it of its obligations under, this Agreement shall not:

(i)

result in a breach of its constitution and/or memorandum and articles of association, as applicable and does not infringe, or constitute a default under, any instrument, contract, document or agreement to which it is a party or by which it or its assets are bound; and

(ii)

result in a breach of any law, directive, rule, regulation, ordinance, order, judgment, award, injunction, any other restriction of any kind or character by which it is bound or decree of or undertaking to any court, government body, statutory authority or regulatory, administrative or supervisory body (including without limitation, any relevant stock exchange or securities council) to which it is a party or by which it or its assets are bound, whether in Singapore or elsewhere.

(d)	Compliance with Laws

It is in compliance with all applicable laws and all permits, authorities, licences and consents have been obtained and all conditions applicable thereto complied with and so far as it is aware there are no circumstances which might lead to the suspension, alteration or cancellation of any such permits, authorities, licences or consents.

(2)

The Borrower shall be deemed to have represented and warranted on the Effective Date of this Agreement and on each date of utilisation of the Facility that the representations and warranties contained in Section 9.01(1) are true and accurate in all respects as if made on each such date and each of these representations and warranties shall survive and continue to have full force and effect after the execution of this Agreement and the Borrower hereby warrants to the Lender that the above representations and warranties will be true and correct and fully observed on each date until the Facility due hereunder has been discharged.

SECTION 10

CHANGES IN CIRCUMSTANCES

Section 10.01  Changes in Circumstances

(1)

If by reason of any change after the Effective Date of this Agreement in applicable law (including guidelines or policies of any applicable government which may or may not have the force of law) or in the interpretation or application thereof by any governmental agency or other authority charged with the administration thereof, it becomes unlawful for the Lender (or it appears to the Lender based upon independent legal advice that it has become unlawful for the Lender) to comply with its obligations hereunder or to make available or to continue to make available the Facility or to make or maintain or fund the Facility or any part thereof as contemplated by this Agreement, the Lender shall forthwith give notice to the Borrower of the relevant circumstance (certifying the effect thereof) whereupon the Borrower and the Lender shall forthwith negotiate in good faith with a view to agreeing terms for making available the Facility on a basis which is not unlawful and/or from another source (as the case may be).

(2)

If after 30 days of such negotiations or within any shorter period which the relevant law, regulation or regulatory requirement may allow, no agreement shall have been reached as aforesaid the Lender shall give notice of such fact to the Borrower and (i) any outstanding obligations of the Lender shall forthwith be terminated and the Facility shall immediately be cancelled and (ii) the Borrower shall promptly prepay or repay to the Lender the Facility on the date specified by the Lender in the notice delivered to the Borrower.

SECTION 11

EVENTS OF DEFAULT

Section 11.01  Events of Default

(1)

If at any time for any reason whether within or beyond the control of any Party to this Agreement any of the following events occurs such an occurrence shall constitute an Event of Default under this Agreement:

(a)	if the Borrower does not pay on the due date any amount payable pursuant to this Agreement at the place at and in the currency in which it is expressed to be payable;

(b)

if the Borrower commits a breach of any term, covenant or undertaking herein contained to be observed and performed (other than those referred to in paragraph (a) above) and has failed to remedy or take adequate steps to remedy the same within thirty (30) days after notice from the Lender;

(c)

if any litigation, arbitration or administrative proceeding of or before any court, arbitral body or agency which, if adversely determined, has a Material Adverse Effect is started or threatened against the Borrower or any of its assets;

(d)

if (i) the Borrower is or is presumed or deemed to be unable or admits inability to pay its debts as they fall due, stops, suspends or threatens to stop or suspend making payments on any of its debts or by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness, (ii) the value of the assets of the Borrower is less than its liabilities (taking into account contingent and prospective liabilities) or (iii) a moratorium is declared in respect of any indebtedness of the Borrower;

(e)

if any corporate action, legal proceeding or other procedure or step is taken in relation to (i) the suspension of payments, a moratorium of any indebtedness, liquidation, winding up, dissolution, bankruptcy, administration, judicial management, provisional liquidation, supervision, termination of existence or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower, (ii) any composition, compromise, assignment or arrangement with or for the benefit of any creditor of the Borrower, (iii) the appointment of a liquidator, voluntary liquidator, receiver, trustee, judicial manager, administrator, administrative receiver, compulsory manager, restructuring officer, provisional supervisor or other similar officer in respect of the Borrower or any of its assets or, in each case, any analogous step is taken in any jurisdiction;

(f)	if any expropriation, attachment, sequestration, distress, execution or other action is levied or enforced upon or issued against or affects any asset or assets of the Borrower;

(g)	if it is or will become unlawful by the laws of any applicable jurisdiction for the Borrower to perform or comply with any one or more of its obligations under this Agreement;

(h)

if any step is taken by any person with a view that (i) all or any of the issued shares of the Borrower or (ii) all or any part of the assets of the Borrower, are or is seized, compulsorily acquired, expropriated or nationalised;

(i)	if any representation or warranty of the Borrower made herein or in connection with the Facility proves to be untrue or incorrect when made;

(j)	if any event, change or circumstance occurs which, in the opinion of the Lender, would have a Material Adverse Effect; or

(k)	any event occurs which under the laws of any applicable jurisdiction has an analogous or equivalent effect to any of the events referred to in this Section.

(2)	Declaration of Event of Default

The Lender may at any time upon an Event of Default occurring, by written notice to the Borrower declare the occurrence of an Event of Default (the “Notice of Default”) whereupon:

(a)

the Facility, the Advances, interest thereon and any other monies covenanted to be paid by the Borrower under this Agreement shall become immediately due and payable together with any other sums then owed by the Borrower hereunder;

D

(b)	the Lender shall be entitled to exercise forthwith all or any rights, powers or remedies under this Agreement; and

(c)	the Facility shall immediately be cancelled or terminated by the Lender.

SECTION 12

GENERAL

Section 12.01  Assignment

All rights and obligations hereunder are personal to the Parties and a Party may not assign or transfer all or part of its rights or obligations under this Agreement without the prior written consent of the other Party.

Section 12.02  Amendments and Severability

This Agreement shall, together with any documents referred to herein constitute the whole Agreement between the Parties hereto and no variation hereof shall be effective unless made in writing between the Parties hereto, whereupon such amendments or variations shall be deemed to become effective and the relevant provisions of this Agreement shall be deemed to have been amended or varied accordingly. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect the remaining provisions of this Agreement shall in no way be affected or impaired thereby.

Section 12.03  Costs, Expenses and Taxes

(1)

Each Party shall bear its own legal fees and expenses in connection with the preparation and execution of this Agreement and from time to time of any and all amendment documents/agreements to this Agreement. The Borrower shall be liable to pay all fees and expenses of the Lender for enforcement of any of the Lender’s rights under this Agreement.

(2)

All amounts set out or expressed in this Agreement to be payable by the Borrower to the Lender, any receiver or any delegate shall be deemed to be exclusive of any goods and services, value added or similar Tax payable in respect of those amounts. If any goods and services, value added or similar Tax is or becomes payable under or in connection with this Agreement, the Borrower shall pay to the Lender, the receivers and the delegates (in addition to and at the same time as paying the consideration) an amount equal to the amount of the relevant goods and services, value added or similar Tax.

Section 12.04  Law and Jurisdiction

(1)

Subject to section 12.04 (3), this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of New York without reference to its conflicts of laws principals, and the Parties hereto hereby submit to the exclusive jurisdiction of the State of New York in all matters connected with the obligations and liabilities of the Parties under this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(2)

The Borrower agrees that the courts of the Southern District of New York are the most appropriate and convenient courts to settle Disputes and accordingly, the Borrower shall not argue to the contrary.

(3)

Notwithstanding sub-section (1) above, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by applicable laws, the Lender may take concurrent proceedings in any number of jurisdictions.

Section 12.06  Counterparts

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the Parties hereto may execute this Agreement by signing any such counterpart.

Section 12.07  Notices

(1)	Any communication to be made under or in connection with this Facility shall be made in writing in the English language and unless otherwise stated, may be made by email or letter.

(2)

The mailing address and email address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Facility:

(a)	In the case of the Lender

	Address	:	600 Battery Street San Francisco, CA 94111
	Attention	:	Eric Jeck
	Email	:	ejeck@ripple.com

(b)	In the case of the Borrower

	Address	:	600 Battery Street San Francisco, CA 94111
	Attention	:	Matt Frymier
	Email	:	matt@evernorth.xyz

or any substitute mailing address, email address or department or officer as may be notified by one Party to other from time to time.

(3)	Any communication or document made or delivered by one Party to the other under or in connection with this Facility will only be effective:

(a)	If by way of letter, when it has been left at the relevant address or three (3) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(b)

If by way of email, sent to the address specified in Section 12.07(2) above, received in readable form on a Business Day during business hours, otherwise such email will be effective on the next Business Day.

Section 12.08  Waivers and Certificates

(1)

No failure or delay on the part of the Lender in exercising or omitting to exercise any right, power, privilege or remedy accruing to the Lender hereunder upon any default on the Borrower’s part shall impair any such right, power, privilege or remedy or be construed as a waiver thereof or an acquiescence in such default, nor shall any action by the Lender in respect of any default affect or impair any right, power, privilege or remedy of the Lender in respect of any other or subsequent default. No election to affirm this Agreement on the part of the Lender shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

(2)

Any certification or determination by the Lender, any receiver, any delegate or any of their officers of a rate or amount under this Agreement or any other certificate, determination, notification or opinion of the Lender, any receiver, any delegate or any of their officers provided for in this Agreement is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

Section 12.09  Time of the Essence

Time whenever mentioned shall be of the essence of this Agreement.

Section 12.10  Confidentiality

(1)

This Agreement and any information supplied or related to or in connection with this Agreement and the terms of the transactions contemplated by this Agreement are confidential and may not be disclosed, subject only to Section 12.10(2) below.

(2)	A Party is entitled to disclose information:

(a)	which is publicly available, other than as a result of a breach by that Party of this Section;

(b)	in connection with any actual or threatened legal or arbitration proceedings in relation to this Agreement;

(c)	if required to do so under law or regulation;

(d)	to a governmental, taxation or other regulatory authority including a stock exchange or other regulatory body having jurisdiction over the Borrower;

(e)	to its professional advisers or bankers; or

(f)	with the written consent of the other Party.

Section 12.11  Further assurances

Each Party will execute and deliver to the other Party any deed or document, or do any other act or thing, which the other Party may reasonably request in connection with and to give effect to the transactions contemplated under this Agreement.

Remainder of page intentionally left blank]

IN WITNESS WHEREOF the Parties hereto have executed this Agreement the day and year first above written.

THE LENDER

RIPPLE LABS INC.

/s/ Eric Jeck
Name:	Eric Jeck
Title:	SVP, Corp. & Bus. Development

THE BORROWER

PATHFINDER DIGITAL ASSETS LLC

/s/ Asheesh Birla
Name:	Asheesh Birla
Title:	Chief Executive Officer

SCHEDULE 1

PARTICULARS OF ADVANCES, REPAYMENTS AND PREPAYMENTS

(A)  ADVANCES

No.	Type of fiat currency	Value of fiat currency (in US$)	Date of Disbursement
1.	USD	$700,000	9/30/2025
2.	USD	$75,820	10/31/2025
3.	USD	$112,303	11/30/2025
4.	USD	$472,821	12/21/2025
5.	USD	[●]	[●]

(B)  REPAYMENTS AND/OR PREPAYMENTS

No.	Type of fiat currency	Value of fiat currency (in US$)	Date of repayment/prepayment
1.	[●]	[●]	[●]
2.	[●]	[●]	[●]